[Sheet Metal Workers International Association
1750 New York Avenue
Washington, D.C.  20006]


PRESS RELEASE

FOR IMMEDIATE RELEASE
March 29, 2000

FOR MORE INFO, CONTACT:
Patrick Riley
800-457-7694

MISSOURI COMPANY FACING UNUSUAL DIRECTORS ELECTION

     The Sheet Metal Workers International Association, a union representing about 390 employees of the Paul Mueller Company
(PMC) in Springfield MO, is backing an election challenge to PMC's board of directors. The Association has sent letters to all shareholders of Mueller (NASDAQ:MUEL) urging them to support the election of Joseph N. (Nick) Bacino, who until 1999 was the Chairman of Young Sales Corp. The Young company, like PMC, is in the metalworking business.

     In a related and even more unusual development, one of PMC's largest institutional shareholders has joined the Association in suing PMC's board to challenge the board's plan to keep an incumbent director in office without his standing for reelection, even though his 3-year term will be up.

     This director, David Moore, is the 28-year-old grandson of PMC's 84-year-old Chairman Paul Mueller. Moore was last elected to the board in 1997. After the Association announced its contest, the board announced that it would eliminate Moore's current seat but it would appoint him to a different seat, one not up for election until 2001. The Association and the Oppenheimer Investment Partnership (owner of over 23,000 shares and shareholder for more than 4 years) allege in their lawsuit that the incumbents have violated Missouri law capping director's seats at 3 years (absent reelection by the shareholders) and their fiduciary duties. The Greene County Circuit Court has not yet reached a decision.

     Association General Counsel Patrick Riley said, "If incumbent directors can rig the system to keep each other from ever having to come up for election, then the shareholders' right to vote becomes meaningless."

     The Association is also seeking shareholder votes for a proposal seeking to rescind the Company's poison pill, also put into place without a shareholder vote. The annual shareholders meeting and directors election are scheduled now for May 1, 2000.

      PMC and the Association have been unable to reach a new labor agreement for the last several years, and several Administrative Law Judges of the National Labor Relations Board have upheld complaints against PMC issued by the NLRB General Counsel, which PMC has appealed. For further information, the Association's proxy statement is available at www.sec.gov.